Exhibit 99.2

1000 Louisiana, Suite 4300
Houston, TX 77002
713.584.1000

Targa Resources Partners Announces Tender Offers for Its 5% Senior Notes due 2018, 6.625% Senior Notes due 2020 and 6.875% Senior Notes due 2021

HOUSTON, Sept. 22, 2016 (GLOBE NEWSWIRE) – Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”), a subsidiary of Targa Resources Corp. (NYSE:TRGP), announced today that it has commenced offers to purchase for cash (collectively, the “Tender Offers” and each, a “Tender Offer”) its outstanding senior notes listed in the following table (collectively, the “Notes”), upon the terms and conditions described in the Partnership’s Offer to Purchase dated September 22, 2016 (the “Offer to Purchase”).

						Dollars per $1,000 Principal Amount of Notes
Issuer(1)	Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Sub-Cap (Principal Amount of Notes)	Tender Offer Consideration (2)	Early Tender Premium	Total Consideration (2)(3)
Targa Resources Partners LP	5% Senior Notes due 2018	87612BAT9	$733,622,000	1	N/A	$1,005.00	$30	$1,035.00
Targa Resources Partners LP	6.625% Senior Notes due 2020	87612BAV4	$309,877,000	2	$225,000,000	$1,007.10	$30	$1,037.10
Targa Resources Partners LP	6.875% Senior Notes due 2021	87612BAH5	$478,576,000	3	$325,000,000	$1,008.50	$30	$1,038.50

(1)	Targa Resources Partners Finance Corporation, a wholly owned subsidiary of Targa Resources Partners LP, is a co-issuer of each series of the Notes.
(2)	Does not include Accrued Interest, which will also be payable as provided herein.
(3)	Includes the Early Tender Premium.

Specifically, the Partnership is offering to purchase an aggregate principal amount of Notes that will not result in an aggregate amount that all holders of the Notes are entitled to receive in the Tender Offers, excluding accrued and unpaid interest, that exceeds $800,000,000 (such purchase price, as it may be increased by the Partnership, the “Aggregate Maximum Purchase Price”).

Subject to the Aggregate Maximum Purchase Price, the amount of a series of Notes that is purchased in the Tender Offers on any settlement date will be based on the order of priority set forth in the above table (with 1 being the highest Acceptance Priority Level and 3 being the lowest Acceptance Priority Level), subject to the proration arrangements applicable to the Tender Offers. In addition, no more than $225.0 million of the Partnership’s 6.625% Senior Notes due 2020 (subject to increase by the Partnership, the “2020 Notes Sub-Cap”) and $325.0 million of the Partnership’s 6.875% Senior Notes due 2021 (subject to increase by the Partnership, the “2021 Notes Sub-Cap” and, together with the 2020 Notes Sub-Cap, the “Sub-Caps”) will be purchased in the Tender Offers.

The Tender Offers will expire at 12:00 midnight, New York City time, at the end of the day on October 20, 2016, unless extended or earlier terminated by the Partnership (the “expiration date”). No tenders submitted after the expiration date will be valid. Subject to the terms and conditions of the Tender Offers, the consideration for each $1,000 principal amount of the Notes validly tendered and accepted for purchase pursuant to the Tender Offers will be the applicable Tender Offer Consideration set forth in the above table. Holders of Notes that are validly tendered prior to 5:00 p.m., New York City time, on October 5, 2016 (subject to extension, the “early tender date”) and accepted for purchase pursuant to the applicable Tender Offer will receive the applicable Total Consideration set forth in the above table, which includes the applicable Tender Offer Consideration plus the applicable Early Tender Premium. Holders of Notes tendering their Notes after the early tender date will not be eligible to receive the Early Tender Premium. All Notes validly tendered and accepted for purchase pursuant to the Tender Offers will also receive accrued and unpaid interest on such Notes from the last interest payment date with respect to those Notes to, but not including, the applicable settlement date.

Tendered Notes may be withdrawn from the Tender Offers prior to 5:00 p.m., New York City time, on October 5, 2016, unless extended by the Partnership (the “withdrawal deadline”). Holders of Notes who tender their Notes after the withdrawal deadline, but prior to the expiration date, may not withdraw their tendered Notes. The Partnership reserves the right, but is under no obligation, to increase the Aggregate Maximum Purchase Price or either Sub-Cap at any time, subject to applicable law. If the Partnership increases the Aggregate Maximum Purchase Price or either Sub-Cap, it does not expect to extend the withdrawal deadline, subject to applicable law.

The Partnership reserves the right, but is under no obligation, on any date following the early tender date and before the expiration date, to accept for purchase any Notes validly tendered prior to the early tender date. The early settlement date will be determined at the Partnership’s option and is currently expected to occur on October 6, 2016, subject to all conditions to the Tender Offers having been either satisfied or waived by the Partnership as of the early settlement date. The Partnership will purchase any remaining Notes that have been validly tendered and accepted in the Tender Offers prior to the expiration date promptly following the expiration date. The final settlement date is expected to occur on the first business day following the expiration date.

Subject to the Aggregate Maximum Purchase Price, the Sub-Caps and proration, the Partnership will accept Notes for purchase in the Tender Offers in the following order:

(i)    with respect to Notes validly tendered prior to the early tender date, all Notes having a higher Acceptance Priority Level will be accepted before any Notes validly tendered prior to the early tender date having a lower Acceptance Priority Level are accepted in the Tender Offers; and

(ii)    with respect to Notes validly tendered after the early tender date, all Notes having a higher Acceptance Priority Level will be accepted before any Notes validly tendered after the early tender date having a lower Acceptance Priority Level are accepted in the Tender Offers.

If an aggregate principal amount of Notes is validly tendered by the early tender date such that the aggregate purchase price for such Notes equals or exceeds the Aggregate Maximum Purchase Price, holders who validly tender Notes after the early tender date will not have any of their Notes accepted for purchase. Notes validly tendered prior to the early tender date will be accepted for purchase in priority to Notes validly tendered after the early tender date, even if Notes validly tendered after the early tender date have a higher Acceptance Priority Level than Notes validly tendered prior to the early tender date. Acceptance for tenders of Notes of a series may be subject to proration if the aggregate principal amount of such series of Notes validly tendered would result in an aggregate purchase price that exceeds the Aggregate Maximum Purchase Price. Acceptance for tenders of the 6.625% Senior Notes due 2020 and the 6.875% Senior Notes due 2021 may be subject to proration if the aggregate principal amount of such Notes validly tendered and not validly withdrawn is greater than the applicable Sub-Cap.

The Tender Offers are not conditioned upon the tender of any minimum principal amount of Notes of any series. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the Partnership’s completion of the senior notes offering announced earlier today on terms and conditions (including, but not limited to the amount of proceeds raised in such offering) satisfactory to the Partnership.

The Partnership intends to fund the Tender Offers, including accrued and unpaid interest and fees and expenses payable in connection with the Tender Offers, with proceeds from the senior notes offering, and to the extent necessary, cash on hand and borrowings under its revolving credit facility.

The purpose of the Tender Offers is to retire debt. If the Tender Offers are not consummated, or if the amount of Notes accepted for purchase in the Tender Offers results in the payment of less than the Aggregate Maximum Purchase Price, the Offeror may use the remaining amount of proceeds from the Notes Offering originally intended to fund all or a portion of the Tender Offers, to repay or retire any of the Notes or other outstanding debt in future transactions or for other general partnership purposes.

Wells Fargo Securities, LLC is the Dealer Manager in the Tender Offers. D.F. King & Co., Inc. (“D.F. King”) has been retained to serve as both the Tender Agent and Information Agent for the Tender Offers. Persons with questions regarding the Tender Offers should contact Wells Fargo Securities, LLC at (toll free) (866) 309-6316 or (collect) (704) 410-4760. Requests for the Offer to Purchase should be directed to D.F. King at (toll free) (866) 342-4882 or (collect) (212) 269-5550 or targa@dfking.com.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offers. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with the pending senior notes offering, nor shall there be any sale of the securities issued in such offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Targa Resources Partners LP

Targa Resources Partners LP is a Delaware limited partnership formed in October 2006 by its parent, Targa Resources Corp. (“TRC” or the “Company”), to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. On February 17, 2016 TRC completed the acquisition of all outstanding common units of the Partnership. Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent midstream energy companies in North America. TRC owns, operates, acquires, and develops a diversified portfolio of complementary midstream energy assets. The Company is primarily engaged in the business of: gathering, compressing, treating, processing, and selling natural gas; storing, fractionating, treating, transporting, and selling NGLs and NGL products, including services to LPG exporters; gathering, storing, and terminaling crude oil; storing, terminaling, and selling refined petroleum products.

The principal executive offices of Targa Resources Partners LP are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and their telephone number is 713-584-1000.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s control, which could cause results to differ materially from those expected by management of the Partnership. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Partnership does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:

713-584-1133

Jennifer Kneale

Vice President – Finance

Matt Meloy

Executive Vice President and Chief Financial Officer